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                                                                    Exhibit 9
                                                                    ---------

                     AFFILIATE'S LETTER RELATING TO POOLING
                          FOR ZELL/CHILMARK FUND, L.P.
                               (Revco D.S., Inc.)

                                                               February 6, 1997

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH  44087

Ladies and Gentlemen:

        Pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "AGREEMENT") among CVS Corporation, a Delaware corporation ("CVS"), Revco D.S., Inc., a Delaware corporation ("REVCO"), and North Acquisition Corp., a Delaware corporation ("MERGER SUBSIDIARY"), Merger Subsidiary will be merged with and into Revco with Revco to be the surviving corporation in the Merger (the "MERGER").

        The undersigned represents, warrants and covenants with and to CVS and Revco that:

        A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of CVS or Revco that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either CVS or Revco beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "COMBINED FINANCIAL RESULTS REPORT") covering at least 30 days of combined operations of CVS after the Merger; provided that the foregoing shall not restrict the distribution after the Effective Time (as defined in the Agreement) by the undersigned to its partners of the shares of common stock of CVS held by the


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undersigned so long as (if such distribution occurs before the date of publication of the Combined Financial Results Report) no later than the time of such distribution each such partner shall have executed and delivered to CVS a letter agreement in the form of this letter (but excluding this proviso).

        B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of CVS and Revco in order to prevent any breach of the covenants and agreements make by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

        C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and Revco that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

                                           Very truly yours,


                                           Zell/Chilmark Fund, L.P.


                                           By: ZC Limited Partnership, general
                                           partner


                                           By: ZC Partnerships, general partner


                                           By: ZC Inc., a partner


                                           By: /s/ Sheli Z. Rosenberg
                                               -------------------------
                                               Name:  Sheli Z. Rosenberg
                                               Title: Vice President






Accepted this ____ day of

____________, 1997.

CVS CORPORATION


By:
   _______________________
   Name:
   Title:


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